Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 22, 2021, in the Registration Statement (Form S-1) and related Prospectus of Robinhood Markets, Inc. for the registration of shares of its Class A common stock.
/s/ Ernst & Young LLP
San Jose, California
July 1, 2021